                    PROSPECTUS SUPPLEMENT DATED MAY 21, 1998
                        (TO PROSPECTUS DATED MAY 6, 1998)

                                                        Filed Pursuant to
                                                      Rule 424(b)(3) and (c)
                                                  Commission File No.  333-51487

                                  4,144 SHARES

                             [CISCO SYSTEMS GRAPHIC]




                               CISCO SYSTEMS, INC.
                                  COMMON STOCK

        This Prospectus Supplement supplements the Prospectus dated May 6, 1998 (the "Prospectus") of Cisco Systems, Inc. ("Cisco" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 4,144 shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of NetSpeed, Inc. ("NetSpeed"), by and through a merger of NetSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.


                              SELLING SHAREHOLDERS

        On May 15 1998, Steven T. Newby ("Newby") donated 3,659 shares of Common Stock to Project Excellence, Inc. ("Project Excellence"), which donee was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include Project Excellence as a Selling Shareholder and to amend the information provided in the Prospectus with respect to Mr. Newby to reflect the gift of 3,659 shares of Common Stock to Project Excellence.


                                           Number of                               Number of
                                            Shares           Percent of             Shares
                                         Beneficially        Outstanding        Registered for
Name of Selling Shareholder                 Owned(1)            Shares          Sale Hereby(1)
---------------------------              ------------        -----------        --------------
Steven T. Newby                               485                 *                     485

Project Excellence, Inc.                    3,659                 *                   3,659

---------------------------

* Represents beneficial ownership of less than 1%.

(1) This registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.